NEWS RELEASE

FOR RELEASE: IMMEDIATELY

GATX FINANCIAL CORPORATION ANNOUNCES DEBT TENDER OFFERS

     CHICAGO, March 28 - GATX Financial Corporation (GFC), a wholly owned subsidiary of GATX Corporation (NYSE: GMT) today announced that it has commenced cash tender offers for approximately $381 million aggregate principal amount of specified series of its outstanding debt.

     GFC is offering to purchase any and all of the outstanding principal amount of its 7 3/4% Notes due December 1, 2006 and 6 7/8% Notes due December 15, 2006. These offers are scheduled to expire at 5:00 p.m., New York City Time, on Friday, April 8, 2005, unless extended. The tender offers are made upon the terms, and subject to the conditions, set forth in the Offer to Purchase dated March 28, 2005. The tender offers are independent and neither tender offer is conditioned on the consummation of the other tender offer.

     The purchase price for each $1,000 principal amount of securities tendered and accepted for payment pursuant to the tender offers will be determined at 2:00 p.m., New York City Time, on the second business day prior to the expiration date, which price determination date is expected to be April 6, 2005, in the manner described in the Offer to Purchase. The purchase price will be announced by news release promptly after its determination. The purchase price for each issue will be determined on the basis of a yield to the applicable maturity date of each of the Notes equal to the sum of (i) the bid-side yield of the specified reference security, plus (ii) the applicable fixed spread. For both the 7 3/4% Notes and the 6 7/8% Notes, the reference security will be the 2 5/8% U.S. Treasury Note due November 15, 2006, and the fixed spread will be 35 basis points. In addition, holders who validly tender, and do not validly withdraw, their securities will be paid any accrued and unpaid interest from the last interest payment date up to, but not including, the settlement date.

     The settlement date for each tender offer is expected to be the fifth business day following the expiration date. GFC currently expects to issue new notes promptly after the expiration of the tender offers to fund the purchase of securities tendered pursuant to the tender offers. Consummation of such note issuance is not a condition of the tender offers. To the extent such note issuance is not consummated, GFC currently expects to use available cash or bank facility funding to fund the tender offers. GFC has retained Banc of America Securities LLC and Citigroup Global Markets, Inc. to serve as Dealer Managers for the tender offers and Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offers.

     Holders may withdraw their tenders prior to 5:00 p.m. New York City Time on the expiration date, but not thereafter, except as may be required by law.

     Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 294-2200 or (212) 430-3774 or in writing at 65 Broadway — Suite 704, New York, New York 10006. Questions regarding the tender offers may be directed to Banc of America Securities LLC at (866) 475-9886 or Citigroup Global Markets, Inc. at (800) 558-3745. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

COMPANY DESCRIPTION

     GATX Corporation (NYSE: GMT) is a specialized leasing company combining asset knowledge and services, structuring expertise, partnering, and capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar, locomotive, and aircraft operating leasing.

FOR FURTHER INFORMATION CONTACT:

Rhonda S. Johnson
Director, Investor Relations
GATX Corporation
312-621-6262

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.